                                          SCHEDULE 14A
                                        (Rule 14a-101)
                             INFORMATION REQUIRED IN PROXY STATEMENT
                                    SCHEDULE 14A INFORMATION
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                                       Allegheny Power System, Inc.
_______________________________________________________________________________

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_______________________________________________________________________________

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

                                    [LETTERHEAD OF ALAN J. NOIA]


                                 July 14, 1997

Dear Allegheny Power Shareholder:

By now you should have received a packet of materials outlining our proposed merger with DQE, Inc. to form a combined company which, with your approval, will be named Allegheny Energy. Included in that packet is a proxy card which I strongly urge you to vote in time to be counted at our special meeting of shareholders on August 7. Your Board of Directors and I recommend a vote FOR the merger. Please take the time to vote your shares and return your proxy card in the postage-paid envelope.

Why should you vote for the merger? Simply put, Allegheny Energy will be a larger, stronger, more flexible organization poised to compete in a marketplace with greater opportunities than ever before for electric utilities. This strategic combination of two innovative companies with a history of providing value to shareholders and customers should mean even greater value for you in the future.

After the merger, Allegheny Energy will:

        --       be the tenth largest investor-owned electric
                 utility in the nation in terms of kilowatt-hour
                 sales;
        --       have about 2 million customers in 30,000 square
                 miles within five states;
        --       have a diversified customer base; and
        --       have the resources and experience to meet the
                 challenges of the new electric utility industry.

Your Board of Directors and I also recommend a vote FOR changing the name of our company from Allegheny Power System, Inc. to Allegheny Energy, Inc. As our industry evolves and becomes deregulated, it is clear that companies such as ours must also evolve to meet the needs of consumers. We believe the name Allegheny Energy more clearly defines the role we intend to play in serving our customers and in providing you, our shareholders, with enhanced value.

Enclosed in this packet of materials you'll find my remarks from the Annual Meeting of Shareholders and a summary sheet providing an overview of the merger, which assumes that the merger has been completed. I trust the materials enclosed in this mailing and those included with your proxy will answer any of your questions concerning the merger. However, if you have other questions or concerns, please call our representatives at 1-800-322-2885. We'll be glad to provide you with any additional information you request on why votes FOR the merger with DQE, Inc. and the name change are the right choices.

                                                          Sincerely,

                                                          /s/ Alan J. Noia

                            ALLEGHENY ENERGY                  DQE Symbol

Allegheny Power Symbol

                                              MERGER SUMMARY


On April 7, 1997, Allegheny Power (NYSE: AYP) and DQE (NYSE:
DQE), parent company of Duquesne Light Company, announced an agreement to merge in a tax-free, stock-for-stock transaction, creating the 10th largest investor-owned utility based on total electric sales-with two million customers in five states.

                                   ALLEGHENY POWER & DQE...A NATURAL FIT

                                         Allegheny Energy Profile

- 10th largest investor-owned utility
        (based on electric sales)
- Sales of 74.4 billion kWh
- 2 million customers
- 30,000 square miles of service territory
- 5 states
- Complementary customer demand
    and mix
- Diversified earnings base
- Disciplined investment approach for
    market-driven business
- Progressive management team
    with a clear, strategic vision

                                   Allegheny Energy Competitive Outlook

Allegheny Power and DQE are committed to a merger based on profitability, opportunity, efficient operations and growth:

        - To operate as one company under Allegheny Energy brand
        - Emphasizing energy supply, marketing/retail products and services
        - Continuing to deliver high quality customer service
        - Investing in and developing market-driven businesses
        - To use regional strength as a platform for growth
        - Will maximize operating efficiencies and synergies
        - Will aggressively pursue opportunities generated by industry move to competition

"This is a good transaction by two well-managed companies. The new company should be very successful in a deregulated industry."
        - Linda Byus,  Nesbitt Burns Securities





                                                   [MAP]

                This map shows an outline of the states of Maryland, Ohio, Pennsylvania, Virginia and West
                Virginia, within which the service territories of Allegheny Power and DQE are shown in different colors.

                                              Merger Benefits

Allegheny Power and DQE believe this combination offers a compelling strategic rationale for achieving even greater success in the new, competitive energy marketplace:
    - Earnings and cash flow growth expected in the first full year of merger
    - Regional platform and critical mass to better compete
    - Estimated savings of $1 billion over 10 years
    - Natural fit of operations: winter peak vs. summer peak; urban vs. suburban service territories; benefits of contiguous service areas
    - Larger customer base to offer additional products and services

"Compelling strategic rationale...This makes them a player."
    - Edward Tirello,  NatWest Securities


"This merger represents two strong companies with natural
  and obvious synergies."
    - Roger McOmber,  Lehman Brothers

                                      COMPELLING STRATEGIC RATIONALE

Allegheny Power and DQE at a Glance
As of March 31, 1997
                                 Allegheny Power                   DQE

Revenues                         $2.3 billion                    $1.2 billion
Assets                           $6.6 billion                    $4.6 billion
Net Income                       $260 million (1)                $182 million
Cash Flow from Operations        $545 million                    $385 million
Earnings Per Share               $2.14 (1)                       $2.35
Annualized Dividends             $1.72                           $1.36
Share Price (2)                  $29 3/4                         $27 1/8
Shares                           122 million                     77 million
Market Capitalization (2)        $3.6 billion                    $2.1 billion
Customers                        1.4 million                     .6 million
Service Territory                29,100 sq. miles                800 sq. miles
Sales to Elec. Util. Customers   40,938 GWH                      12,399 GWH
Total Generating Capacity        8,346 MW                        2,670 MW
Peak Load                        7,500 MW                        2,463 MW
Employees                        4,989                           3,425


(1) Before restructuring charges and asset write-offs of $23.3 million, after tax, or $0.19 per share

(2) Share price and market capitalization on April 4, 1997. The combined market capitalization is based on the additional issue
    of $86.5 million of Allegheny Power shares, valued at approximately $2.6 billion, to shareholders of DQE.


                                           Transaction Overview

- Combined company equity valued at $6.2 billion as of closing prices, April 4, 1997
- DQE shareholders to receive 1.12 shares of Allegheny for each share of DQE common stock they own, which represents a fair conversion ratio for both DQE and Allegheny
- The stock-for-stock exchange is tax-free
- Transaction accounted for as a pooling of interests
- The merger requires the approval of shareholders and several regulatory agencies, with a targeted closing of May 1, 1998


                            [PIE CHART]

              Allegheny Energy Combined Generation Mix

                This pie chart entitled "Allegheny Energy Combined Generation Mix as of March 31, 1997" shows the generation mix after the merger as: Coal 9,196 MW (83.5%); Pumped-Storage 840
MW (7.6%); Nuclear 662 MW (6.0%); Oil 260 MW (2.4%); and Hydro 58
MW (0.5%). It also states that the Total Generating Capability equals 11,016 MW.



                             [PIE CHART]

                  Allegheny Energy Combined Sales Mix

This pie chart entitled "Allegheny Energy Combined Sales Mix as of March 31, 1997" shows the sales mix after the merger as:
Wholesale and Other 6 percent; Commercial 19 percent; Residential 22 percent; Bulk Power Transactions 24 percent; and Industrial 29 percent. It also states that the total sales are 74.4 billion kWh.




CONTACTS:

Allegheny Power Symbol
ALLEGHENY POWER:

Allegheny Power
c/o ChaseMellon Shareholder
Services, L.L.C.
P.O. Box 3315
South Hackensack, NJ 07606

(T) 1-800-648-8389
(F) 1-212-947-7629
http://www.alleghenypower.com

Analysts, Investment Managers & Brokers should direct their inquiries to:
Gregory L. Fries
Manager, Investor Relations
10435 Downsville Pike
Hagerstown, MD  21740-1766
T (301) 665-2713
F (301) 665-2736


DQE Symbol
DQE

DQE
Shareholder Relations
Box 68
Pittsburgh, PA 15230-0068

Toll-free: 1-800-247-0400
In Pittsburgh: 393-6167
(F) 1-412-393-6087
http://www.dqe.com

DQE Shareholder Direct
1-888-247-0401

Analysts, Investment Managers & Brokers should direct their inquiries to:
M. Beth Straka
Manager, Investor Relations
Box 68
Pittsburgh, PA  15230-0068
T (412) 393-6265
F (412) 393-6571

Allegheny Symbol

ALLEGHENY POWER


Report to Shareholders
Annual Meeting - May 8, 1997

The 1997 annual meeting of the Company's shareholders was held on Thursday, May 8, 1997, at 10:30 a.m. at Chase World Headquarters, 270 Park Avenue, New York, NY. Holders of nearly 80% of the outstanding shares of common stock were present in person or represented by proxy. Eleanor Baum, William L. Bennett, Wendell
F. Holland, Phillip E. Lint, Frank A. Metz, Jr., Alan J. Noia, Steven H. Rice, Gunnar E. Sarsten, and Peter L. Shea were elected Directors.

  The shareholders approved the appointment of Price Waterhouse
LLP as independent accountants for 1997. Two shareholder proposals, one dealing with Board of Directors' compensation and one dealing with the number of independent directors, were defeated.

  Also at the annual meeting, Alan J. Noia, President and Chief Executive Officer of Allegheny Power, assumed the additional responsibility of Chairman of the Board, succeeding retiring Chairman Klaus Bergman, who had held that position since January 1994. Mr. Bergman was honored at the meeting by Mr. Noia and members of the Board.

  Mr. Noia also honored Edward H. Malone, a Director of the
Company since 1985, for his contributions to Allegheny Power. Mr.
Malone retired from the Board on May 1.

Mr. Noia presided at the annual meeting and made the following remarks while the ballots were being counted.

A group of advisors once came to the White House to tell President Lincoln about the problems facing the country. The list was long and the details many. After a while, Lincoln interrupted them with a story from his youth. Lincoln said he and a young friend were out one night, when a shower of meteorites fell from the sky. The young man was frightened, but Lincoln said, "Let's not mind the meteors; let's keep our eyes on the stars."

  At last year's annual meeting, I spoke to you about our plans to seize opportunities that are resulting from the revolution taking place in the electric utility industry and also about our ongoing efforts to create a more competitive, customer-friendly, and market-driven organization--an organization focused on its vision to be the energy supplier of choice.

  Since late 1994, we've been involved in an intensive reengineering process that has transformed our Company from top to bottom. We evaluated each process within our business and implemented the most efficient methods of operation. We integrated processes and operations that were handled separately by the three operating subsidiaries as well as those that were done centrally. Not only did we reengineer the Company, we reorganized it. We combined the operations of our subsidiaries to function as a unified Company--Allegheny Power.

  These successful efforts have been extensively reported to our shareholders at our last two annual meetings and in our 1995 and 1996 Annual Reports.

  The many changes taking place in our industry and within our Company did not deter us from keeping squarely on target and delivering strong financial results for the year. 1996 results and achievements are also well described in our Annual Report. So, I will not dwell on them here.

  The first quarter of 1997 has been disappointing, however, mostly because of extremely mild weather. February, in my recollection, was the worst month in terms of sales compared to budget that we have ever had. During the first three months of the year, there were 15 percent fewer heating degree days than during the corresponding period in 1996 and 9 percent fewer than normal. These results are, of course, reported in the current quarterly report to shareholders. We have a challenge ahead of us to improve our financial results for the year, to be sure. But, a few months of uncooperative weather is not something to get excited about.



ALLEGHENY ENERGY

What we are excited about is the new Allegheny Power--soon to have a strong new partner and a new name, Allegheny Energy.

  With the success of reengineering and reorganization in our sights by mid-1996 and with our new marketing organization and efforts under way, senior management turned its attention to further improvements and growth. Our merger with DQE, Inc. is the next bold move to improve and grow and position us to win in a more competitive industry.

  I would like to spend most of the time we have remaining talking about the natural fit between Allegheny Power and DQE. The primary reason for the merger, however, goes beyond the natural fit between the two of us. Simply put, together we can achieve what we most likely could not achieve separately. In modern parlance, this is a strategic fit.

  Duquesne Light Company, which serves Pittsburgh, is the principal subsidiary of DQE, Inc. and, as such, accounts for most, but not all, of DQE's revenue and earnings.


                           [MAP]

The map entitled "A Natural Fit" shows an outline of the states of Maryland, Ohio, Pennsylvania, Virginia and West Virginia, within which the service territories of Allegheny Power and DQE are shown in different colors.


  The map shows our respective electric service territories. The geographical fit could hardly be better and helps create an ideal electric fit, which I will further explain shortly.

  Let me first review the transaction. This is a $10.6 billion merger with a combined equity value of $6.2 billion. Under the transaction, DQE shareholders will receive 1.12 shares of Allegheny Power stock for each share of DQE stock they own. This exchange ratio represents a reasonable price and provides a premium of about 17.6 percent for DQE shareholders based upon 30-day average prices as of the day before the merger announcement.
This will be a stock-for-stock exchange accounted for as a pooling of interests. After the merger, the dividend will be set at the then current Allegheny Power dividend, now $1.72 per share on an annual basis. No change in dividend policy is expected as a result of this merger, although dividend policy will have to be reviewed as it has in the past in light of the new competitive environment facing us over more and more of our service territories.

  By merging with DQE, we will be creating a large regional company with the so-called critical mass necessary to compete in this region and beyond and grow in the future. Allegheny Energy will serve a population of more than 4 1/2 million with 2 million electric accounts and a 30,000-square-mile franchised service area. Our new Company will have substantial generating capacity and a strong and extensive delivery system. As I mentioned earlier, Allegheny Power's subsidiaries have been doing business under the Allegheny Power name, and we would expect to operate the overall Allegheny Energy system under the Allegheny Energy brand where that is appropriate. We believe that this is a strong brand, which will support our efforts to emphasize marketing and our retail products and services. DQE's brands will be maintained where it makes sense to do so. The offering of retail products and services will expand as a result of the combination. At Allegheny Power, we are also extremely interested in the market-driven businesses which have been so successfully started and nurtured by DQE. We will grow the Company using this strong platform and pursue opportunities generated by our industry's move to competition. There are many synergies associated with this combination, and we will move quickly to achieve the efficiencies and savings.


                             [PIE CHART]

The pie chart entitled "Synergies - Ten Year Net Savings: $1 Billion" breaks down the savings as follows: Facilities 2 percent; Financing 5 percent; Electric Dispatch 5 percent; Purchasing Economies 6 percent; Capacity Deferral 19 percent; Corporate and Administrative Programs 26 percent; and Labor 37 percent.

  The potential savings related to the merger are substantial--we estimate $1 billion over 10 years. The result of the savings will be improved shareholder value through essentially immediate earnings improvement and through strong cash flow, especially from DQE. But, this combination is about positioning for the future; about gearing up, not downsizing; about bulking up for competition, not hunkering down just to cut costs. We've been there and done that. Under the Allegheny Energy brand, we will be large enough to be a competitor in the deregulated generation market and agile enough to seize opportunities available to us in both the energy services and electricity businesses and in the various market-driven businesses in which each of the companies is already involved. There is shareholder value in these market-driven businesses, and we will work hard to enhance that shareholder value.


THE ELECTRICAL FIT

Upon completion of the merger, Allegheny Energy will be, in terms of kilowatt-hour sales, the nation's tenth largest investor-owned utility and will serve an impressive portion of the country. By combining with DQE, we will be able to capitalize on our complimentary electrical profiles, including Allegheny Power's heavy industrial compared to DQE's commercial and residential load; Allegheny Power's suburban and rural compared to DQE's urban customers; and Allegheny Power's winter peaking as compared to DQE's summer peaking load.

  Also, DQE had generally concluded that its generation business was not large enough to survive in the competitive generation market. I believe that was the correct decision for DQE as a stand-alone company. However, Allegheny Power is known for its low-cost, coal-fired generating stations, and the combination of DQE, which is 80 percent coal-fired, and Allegheny Power will give us a large generating capability for future success. We believe strongly that we will be able to compete and do well in the generation markets and intend to continue to emphasize that part of the business.

  The combined electric sales and revenue of Allegheny Energy will be well diversified between residential, commercial, industrial, and bulk power transactions. We believe that this customer diversity will continue to be a source of strength in the future competitive markets. Also, given the new regulatory environment in Pennsylvania, we believe our shareholders will be able to benefit from increased bulk power transactions in the future.


                             [PIE CHART]

The pie chart entitled "Allegheny Energy Combined Sales Mix - Total Sales: 75.7 Billion kWh as of December 31, 1996" breaks down the combined sales mix after the merger as: Wholesale and Other 6 percent; Commercial 18 percent; Residential 22 percent; Bulk Power Transactions 25 percent; and Industrial 29 percent.


All of these factors add up to a great electrical fit. But there is more.

DIVERSIFIED ACTIVITIES

We believe our new partner's notable success in market-driven businesses will be a significant plus for the combined Company. DQE has shown it can skillfully compete in a non-utility environment. In 1996, DQE's market-driven businesses contributed 43 cents a share, or 19 percent, to the DQE's earnings. This amounts to a 34 percent increase over what these businesses added in 1995.



                             [BAR GRAPH]

The bar graph entitled "DQE's Growth of Market-Driven Subsidiaries - Earnings Per Share" sets out for the years 1992 through 1996, the amount of earnings per share contributed by (i) the utility earnings and (ii) the market-driven businesses. In 1992 the total earnings per share were $1.78, of which the market-driven businesses provided $.01. In 1993 the total earnings per share were $1.81, of which the market-driven businesses provided $.07. In 1994 the total earnings per share were $1.98, of which the market-driven businesses provided $.19. In 1995 the total earnings per share were $2.20, of which the market-driven businesses provided $.32. In 1996 the total earnings per share were $2.31, of which the market-driven businesses provided $.43. The DQE market-driven subsidiaries provided $.43 per share or 19 percent of DQE's total earnings for the 12-month period ended December 31, 1996.


  In addition, we can gain ground in our own unregulated initiatives by following DQE's lead. We can transfer DQE's expertise to our own markets, our customers, and our service area and beyond--such as into the Washington-Baltimore corridor and the Philadelphia area.

  As competition moves ahead, more opportunities for growing our earnings through market-driven initiatives will emerge. This is an area of enormous potential and opportunity for those who do it well. Our new partner does.

NUCLEAR POWER

A number of people have questioned our willingness to involve ourselves in nuclear power. I would be remiss in not addressing that issue here. Allegheny Energy will have in excess of 11,000 Megawatts (MW) of generation, 662 MW of which will be nuclear.


                             [PIE CHART]

The pie chart entitled "Allegheny Energy Generation Mix - Total Generating Capability = 11,016 MW as of December 31, 1996" sets out the generation mix after the merger as: Coal 9,196 MW; Pumped-Storage 840 MW; Nuclear 662 MW; Oil 260 MW; and Hydro 58 MW.


  Notwithstanding that relatively small amount--about 6 percent--Allegheny Power management performed considerable analysis and review of the nuclear issue. Included in the review were two independent nuclear consultants and one legal firm specializing in nuclear matters. We satisfied ourselves on the soundness of DQE's nuclear operation and management.

  Furthermore, with the passage of the competition legislation in Pennsylvania last year, one of the major risks associated with ownership of nuclear power was significantly reduced.
Specifically, the legislation provides for the recovery of stranded costs, as determined by the Pennsylvania Public Utility Commission. DQE has done more than any other Pennsylvania utility to mitigate its exposure to nuclear power and is therefore the best-positioned electric utility in Pennsylvania to take advantage of stranded cost recovery under the legislation. DQE's actions, pursuant to a rate plan already in place, substantially mitigate its exposure to nuclear costs.

  Steps taken by DQE include acceleration of depreciation and amortization of nuclear plant, use of the proceeds from the sale of generation to write down nuclear plant, increased decommissioning funding, and other financial steps. The end result is that DQE is expected to have about $1,000 per kilowatt invested in nuclear plants by the year 2000 and about zero investment, or book value, by the year 2005. DQE is funding decommissioning into an external trust fund at about $9 million per year. Based upon current estimates, this should be adequate to cover DQE's share of decommissioning costs for its nuclear interests.

  Additionally, the variable costs of nuclear plants are relatively low, which should help them compete in the upcoming competitive market. Nuclear power will, therefore, add a measure of diversity to the overall Allegheny Energy generation fleet.

  In summary, Allegheny Power's management determined that nuclear risks do exist, but they are manageable in the combined generation portfolio that will emerge from this transaction, and that such risks have been adequately reflected in the price. Given the combined companies' nuclear exposure, we believe that the benefits of and synergies associated with the merger far outweigh the incremental risk associated with nuclear power.


THE TRANSITION

Before our merger can become final, we need approval from our shareholders and from DQE's. There are also numerous regulatory filings to be made, including with the Securities and Exchange Commission, the Nuclear Regulatory Commission, the Federal Energy Regulatory Commission, the Department of Justice, the Federal
Trade Commission,
the Pennsylvania Public Utility Commission, and the Maryland Public Service Commission.

  As a result, some concern has been expressed that this merger will put our Company on hold for a year to 18 months while we wait for it to become effective. Nothing could be further from the truth. We are using this time to build our new organization and to become an even tougher competitor.

  We have already named a transition steering committee with representatives from both companies. Its mission is to manage the overall transition to the new organization. We will ensure both companies are ready to join forces when our merger is approved. This is an integrated effort on the part of Allegheny Power and DQE, and we are not wasting any time.


CONCLUSION

Let me now wrap up these comments about the merger by saying we believe strongly that Allegheny Energy will be positioned to compete and that this is the right combination. The two companies will combine DQE's experience in the unregulated markets and Allegheny Power's strong track record for low-cost, efficient operations to create an even stronger company. We will work hard to capture the savings inherent in this merger. We will carefully review and seize growth opportunities as they present themselves and will maintain our commitment to the market-driven businesses already begun by DQE. We are excited. We are confident about our future. And, we are keeping our eyes on the stars.

BOARD RETIREMENTS

In closing, I would like to report on two retirements.

The first is that of Edward H. Malone, who joined our Board in 1985.

  A graduate of Columbia University, Ed had extensive banking experience before moving to General Electric. At a young age, Ed was made a vice president of General Electric and its Chief Investment Officer for its savings plans and pension fund, which remain among the country's largest.

  Ed has great insight into financial matters, no matter how complex. At the same time, you could always count on Ed's advice to be practical and down to earth. We will miss his presence.

  Also retiring is our Chairman and my boss and friend of many years, Klaus Bergman. Klaus is also a Columbia graduate. He started with Allegheny in 1971, coming from one of our neighbors. He was elected Vice President in 1973 and ran our legal department for 9 years before becoming Executive Vice President. He became President and Chief Executive Officer in 1985 and retired as Chief Executive one year ago.

  I first started working with Klaus in 1974 and remember how surprised I was to find out he was a lawyer and not an engineer like me. As in any large company, we faced many challenges over those years. Under Klaus' leadership, Allegheny Power never shied away from any of them. And, more often than not, we were right on target with our approaches and solutions. The record speaks for itself.

The Company was indeed fortunate that Klaus was on our team. And speaking personally, I have been lucky to have worked with him over the years and to have had him as a mentor, more recently as a confidant, and always as a friend.

The following information was given in response to questions at the meeting.

The Nuclear Regulatory Commission (NRC) is the federal agency that oversees nuclear power and monitors safety issues. All of the plants which Duquesne Light owns are well within the NRC guidelines and the industry's own self-policing guidelines. Before signing a merger agreement with Duquesne Light's parent organization, DQE, Inc., we took an extensive look at nuclear issues and how the Company runs its plants. We feel comfortable with its positive track record.

  Over the last several years, our lines maintenance program has increased and improved, and we have allocated additional funds to complete maintenance work on our equipment. With regard to our substation maintenance program, we completed an extensive study and determined that we could extend the period between inspections as well as extend the life of the equipment without affecting safety or reliability.

  The Company and the unions representing certain employees at Allegheny Power have worked hard to improve their relationship over the last couple of years. Contracts negotiated in 1996 have all been settled.